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                                                        EXHIBIT 99.6(c)


                           DISTRIBUTION CONTRACT
                           Advisor Class Shares
                  between G.T. INVESTMENT PORTFOLIOS, INC.
                  and G.T. GLOBAL FINANCIAL SERVICES, INC.


      This distribution contract, dated as of June 1, 1995, between G.T. INVESTMENT PORTFOLIOS, INC., a Maryland corporation ("Company"), and G.T. GLOBAL FINANCIAL SERVICES, INC., a California corporation ("G.T. Global"), is made with reference to the following facts:

      A.   The Company is an open-end management investment company.

      B. G.T. Global has the facilities to sell and distribute the Advisor Class shares of common stock of the various series established from time to time by the Company ("Funds").

      C. The Company's Board of Directors ("Board") has established Class A, Class B and Advisor Class shares of each Fund.

      D. The Company and G.T. Global have entered into a separate distribution contract with respect to the Class A and Class B shares of the Funds.

      E. The Company and G.T. Global desire to enter into a distribution contract with respect to the Advisor Class shares of the Funds.

      NOW, THEREFORE, the parties agree as follows:

      1. G.T. Global shall be the exclusive principal underwriter for the sale of Advisor Class shares of each Fund, except as otherwise provided pursuant to paragraph 19 hereof. The terms "Advisor Class shares of the Fund" or "Advisor Class shares" as used herein shall mean Advisor Class shares of common stock issued by the Funds.

      2. In the sale of Advisor Class shares of each Fund, G.T. Global shall act as agent of the Company except in any transaction in which G.T. Global sells such Advisor Class shares as a dealer, in which event G.T. Global shall act as principal for its own account.

      3. The Company shall sell Advisor Class shares only through G.T. Global except that the Company may at any time:

           (a) Issue Advisor Class shares to any corporation, association, trust, partnership, or other organization, or its, or their, security holders, beneficiaries, or members, in connection with a merger, consolidation, or reorganization to which the Company is a party, or in connection with the


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                 acquisition of all or substantially all the property and assets of such corporation, association, trust, partnership, or other organization;

           (b) Issue Advisor Class shares of a Fund at net asset value to the holders of Advisor Class shares of the other Funds or Advisor Class shares of other investment companies managed by LGT Asset Management, Inc., pursuant to any exchange or reinvestment option made available as described in the current Prospectus of the Fund;

           (c) Issue Advisor Class shares at net asset value to a Fund's shareholders in connection with the reinvestment of dividends and other distributions paid by the Fund;

           (d) Issue Advisor Class shares of a Fund at net asset value to the sponsor organization, custodian or depository of a periodic or single payment plan, or similar plan for the purchase of Advisor Class shares of the Fund, purchasing for such plan;

           (e) Issue Advisor Class shares of a Fund in the course of any other transaction specifically provided for in the Prospectus of the Fund, or upon obtaining the written consent of G.T. Global thereto; or

           (f) Sell Advisor Class shares outside of the North American continent, Hawaii and Puerto Rico through such other principal underwriter or principal underwriters as may be designated from time to time by the Company, pursuant to paragraph 19 hereof.

      4. G.T. Global shall devote its best efforts to the sale of Advisor Class shares of the Funds. G.T. Global shall maintain a sales organization suited to the sale of Advisor Class shares of the Funds and shall use its best efforts to effect such sales in countries as to which the Company shall have expressly waived in writing its right to designate another principal underwriter pursuant to paragraph 19 hereof, and shall effect and maintain appropriate qualification to do so in all those jurisdictions in which it sells or offers Advisor Class shares for sale and in which qualification is required. G.T. Global shall use its best efforts to ensure that sales of Advisor Class shares are made to investors eligible to invest in Advisor Class shares, as defined in the Prospectuses of the Funds.

      5. Advisor Class shares of a Fund sold to dealers shall be for resale by such dealers only at the public offering price set forth in the effective Prospectus relating to the Fund which is part of the Company's Registration Statement in effect under the Securities Act of 1933, as amended ("1933 Act"), at the time of such offer or sale (herein, the "Prospectus").

      6. In its sales to dealers, G.T. Global shall use its best efforts to determine that such dealers are appropriately qualified to transact business in securities under applicable laws, rules


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and regulations promulgated by such national, state, local or other governmental or quasi-governmental authorities as may in a particular instance have jurisdiction.

      7. The applicable public offering price of Advisor Class shares of a Fund shall be the price which is equal to the net asset value per Advisor Class share. Net asset value per Advisor Class share shall be determined for a Fund in the manner and at the time or times set forth in and subject to the provisions of its Prospectus.

      8. All orders for Advisor Class shares received by G.T. Global shall, unless rejected by G.T. Global or the Company, be accepted by G.T. Global immediately upon receipt and confirmed at an offering price determined in accordance with the provisions of the Prospectus and the Investment Company Act of 1940, as amended ("1940 Act"), and applicable rules in effect thereunder. G.T. Global shall not hold orders subject to acceptance nor otherwise delay their execution. In conformity with the rules of the NASD, G.T. Global shall not accept conditional orders. The provisions of this paragraph shall not be construed to restrict the right of the Company to withhold Advisor Class shares of the Funds from sale under paragraph 16 hereof.

      9. The Company or its transfer agent shall be promptly advised of all orders received, and shall cause shares of Funds to be issued upon payment received in accord with policies established by the Company and G.T. Global.

     10. G.T. Global shall adopt and follow procedures as approved by the officers of the Company for the confirmation of sales to dealers, the collection of amounts payable by dealers on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the NASD and the 1940 Act, as such requirements may from time to time exist.

     11. G.T. Global shall receive no compensation for its services as a principal underwriter under this Contract.

     12. The Company agrees to use its best efforts to maintain its registration as an open-end management investment company under the 1940 Act.

     13. The Company agrees to use its best efforts to maintain an effective prospectus relating to each Fund under the 1933 Act, and warrants that such prospectus will contain all statements required by and will conform with the requirements of the 1933 Act and the rules and regulations thereunder, and that no part of any such prospectus, at the time the Registration Statement of which it is a part is ordered effective, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading. G.T. Global agrees and warrants that it will not in the sale of Advisor Class shares of the Funds use any prospectus, advertising or sales literature not approved by the Company or its officers nor make any untrue statement of a material fact nor omit the stating of a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading. G.T. Global agrees to indemnify and hold the Company harmless from any and all loss, expense, damage and liability resulting from a


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breach by G.T. Global of the agreements and warranties in this paragraph, or from the use of any sales literature, information, statistics or other aid or device employed in connection with the sale of Advisor Class shares not approved by the Company and its officers.

     14. The expense of each printing of each Prospectus and each revision thereof or addition thereto ("Printing Costs") deemed necessary by the Company's officers to meet the requirements of applicable laws shall be divided between the Company, G.T. Global and any other principal underwriter of the Advisor Class shares of the Funds as set forth in this Paragraph 14. G.T. Global shall pay the Printing Costs for each Prospectus of the Funds except that the Funds will be responsible for the payment of the Printing Costs for each Prospectus provided to existing shareholders of Advisor Class shares.

     15. The Company agrees to use its best efforts to qualify and maintain the qualification of an appropriate number of the Advisor Class shares of each Fund for sale under the securities laws of such states as G.T. Global and the Company may approve. Any such qualification may be withheld, terminated or withdrawn by the Company at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Company, but G.T. Global shall furnish such information and other materials relating to its affairs and activities as may be required by the Company or its counsel in connection with such qualification.

     16. The Company and G.T. Global acknowledge that each has the right to reject any order for the purchase of Advisor Class shares for any reason. In addition, the Company may withhold Advisor Class shares from sale in any state or country temporarily or permanently if, in the opinion of its counsel, such offer or sale would be contrary to law or if the Board of Directors or the President or any Vice President of the Company determines that such offer or sale is not in the best interest of the Company. The Company will give prompt notice to G.T. Global of any withholding and will indemnify it against any loss suffered by G.T. Global as a result of such withholding by reason of non-delivery of Fund Advisor Class shares after a good faith confirmation by G.T. Global of sales thereof prior to receipt of notice of such withholding.

     17. (a) With respect to any Fund, this Contract may be terminated at any time, without payment of any penalty, by the Company on thirty (30) days' written notice to G.T. Global, or by G.T. Global on like notice to the Company. Termination of this Contract with respect to Advisor Class shares of one Fund shall not affect its continued effectiveness with respect to Advisor Class shares of any other Fund.

           (b) This contract may be terminated by either party upon five (5) days' written notice to the other party in the event that the Securities and Exchange Commission has issued an order or obtained an injunction or other court order suspending effectiveness of the Registration Statement covering the Advisor Class shares of the Funds.

           (c) This Contract may also be terminated by the Company upon five (5) days' written notice to G.T. Global, should the NASD expel G.T. Global or suspend its membership in that organization.


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           (d)   G.T. Global shall inform the Company promptly of the
institution of any proceedings against it by the Securities and Exchange Commission, the NASD or any state regulatory authority.

     18. This Contract shall automatically terminate in the event of its assignment. The term "assignment" shall have the meaning defined in the 1940 Act.

     19. With respect to any Fund, upon sixty (60) days' written notice to G.T. Global, the Company may from time to time designate other principal underwriters of Advisor Class shares with respect to areas other than the North American continent, Hawaii, Puerto Rico and such countries as to which the Company may have expressly waived in writing its right to make such designation. In the event of such designation, the right of G.T. Global under this Contract to sell Advisor Class shares in the areas so designated shall terminate, but this Contract shall remain otherwise in full effect until terminated in accordance with the provisions of paragraphs 17 and 18 hereof.

     20. No provision of this Contract shall protect or purport to protect G.T. Global against any liability to the Company or holders of Advisor Class shares of the Funds for which G.T. Global would otherwise be liable by reason of willful misfeasance, bad faith or negligence.

     21. Unless sooner terminated in accordance with the provisions of paragraph 17 or 18 hereof, this Contract shall continue in effect with respect to each Fund for periods of up to one year, but only so long as such continuance is specifically approved at least annually (i) by vote of a majority of the Directors of the Company who are not parties to this Contract or interested persons of any such party as defined by the 1940 Act, cast in person at a meeting called for the purpose of voting on such approval; and
(ii) either the Board of Directors of the Company or a vote of a majority of the outstanding voting securities of the Advisor Class shares of the Company as defined by the 1940 Act.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunder duly authorized as of the day and year first written above.


Attest:                                  G.T. INVESTMENT PORTFOLIOS, INC.

/s/ PETER R. GUARINO                     By: /s/ HELGE KRIST LEE
----------------------------------          ---------------------------------
Peter R. Guarino                             Helge Krist Lee
Assistant Secretary                          Vice President and Secretary


Attest:                                  G.T. GLOBAL FINANCIAL SERVICES, INC.

/s/ PETER R. GUARINO                     By: /s/ WILLIAM J. GUILFOYLE
----------------------------------          ---------------------------------
Peter R. Guarino                             William J. Guilfoyle
Assistant Secretary                          Senior Vice President


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